EXHIBIT 99.1


                                                          FOR IMMEDIATE RELEASE
                                                         Contact: James Spiezio
                                                       Beacon Power Corporation
                                                                   978-694-9121
                                                        spiezio@beaconpower.com


       BEACON POWER ANNOUNCES AWARD OF PHASE II SBIR CONTRACT FOR ADVANCED
                        FLYWHEEL ENERGY STORAGE SYSTEM

   Receives $750,000 Contract from Air Force Research Laboratory for "Extreme
    Energy Density Flywheel Energy Storage System" for Space Applications

WILMINGTON, Mass., October 10, 2005 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, announces that it has been awarded a contract through the Air Force Research Laboratory (AFRL), and co-funded by the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense. The contract, valued at $750,000, is for the preliminary design of a space-based flywheel energy storage system for satellite applications, and is a Phase II award under the Small Business Innovation Research (SBIR) program of the U.S. Small Business Administration's Office of Technology. Beacon announced completion of an associated Phase I project earlier this year.

"We're very pleased to receive this contract from the AFRL and DARPA," said Bill Capp, Beacon Power President and CEO. "This project is not only an important step toward expanding the applications for flywheels, it will also help us develop key technical innovations that can reduce the cost of future commercial systems. Our primary focus continues to be the development of systems for power grid frequency regulation, based on our Smart Energy Matrix design. I believe that the work associated with this project holds significant promise for further commercial applications of our technology, both on the ground and in space."

"I congratulate Beacon Power and its employees in Wilmington on receiving this SBIR Phase II award and wish them success in executing this important contract," said U.S. Representative John F. Tierney (D-MA). "The SBIR grant program has been utilized in this state and region as a means to advance technology, create job opportunities, and move specific important projects from the drawing board to production. It is an example of government/private partnership investments that help America maintain a competitive edge."

Under terms of the contract, Beacon will lead a 15-month technical effort involving researchers and scientists from Goodrich Space Flight Systems, Optical and Space Systems Division, Goodrich Corporation; Purdue University; and Texas A&M University.

Flywheel energy storage systems have the potential to be used in a variety of space-based applications, including providing power to low-earth-orbit satellites during the 30 minutes these satellites orbit in darkness and their solar panels cannot provide power. Compared to electro-chemical (battery) alternatives, a flywheel-based system is expected to be more reliable, have a much longer life, be able to be charged and discharged constantly, and deliver higher performance even under extreme temperatures - all significant advantages for space applications.

About Beacon Power
Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon's Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995:

Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.